305616.001(B&F)


                                       Exhibit 5.1





                                   November 15, 1996



Board of Directors
Innovus Corporation
2060 E. 2100 South
Salt Lake City, Utah 84109

          Re:  Innovus Corporation
               Registration Statement on Form S-3

Gentlemen:

          We have acted as counsel to Innovus Corporation, a Delaware corporation (the "Company"), in connection with the preparation and filing of a Registration Statement on Form S-3 (the "Registration Statement"), to be filed on or about November 6, 1996, pertaining to the public resale of up to 2,134,833 shares of the Company's common stock, $.001 par value (the "Shares") issuable by the Company on conversion of the Series C Convertible Preferred Stock and Series D Convertible Preferred Stock.

          We have reviewed the Certificate of Incorporation and Bylaws of the Company, as amended, resolutions of the board of directors of the Company, the Registration Statement and such other documents as we have deemed appropriate. As to factual matters we have relied upon certificates supplied to us by officers of the Company. In rendering the opinion expressed herein, we have assumed, without investigation, the validity of all documents and the accuracy of all information supplied to us by the Company. All capitalized terms used herein and not otherwise defined have the meaning ascribed to them in the Registration Statement.

          Based upon the foregoing, we are of the opinion that the Shares being registered pursuant to the Registration Statement will be, upon the conversion of the Series C Convertible Preferred Stock in accordance with the terms set forth in the Certificate of Designation filed with the Delaware Secretary of State on October 4, 1996, as amended, or the Series D Convertible Preferred Stock in accordance with the terms set forth in the Certificate of Designation filed with the Delaware Secretary of State on November 1, 1996, as amended, legally issued, fully paid and non-assessable.

          We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and the reference to this firm under "Legal Matters" in the Prospectus contained in the Registration Statement.

                              Very truly yours,

                              BALLARD SPAHR ANDREWS & INGERSOLL